Free Writing Prospectus pursuant to Rule 433 dated August 28, 2026

Registration Statement No. 333-284538

Market Linked Securities — Contingent Fixed Return and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the Lowest Performing of the Class A Common Stock of Meta Platforms, Inc. (formerly Facebook, Inc.) and the Common Stock of NVIDIA Corporation due September 10, 2027

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Security return at maturity
Lowest performing underlier return
100
75
50
25
0
-25
-50
-75
-100
Security return
11.85%
-30.00%
-100
-50
0
50
100
Hypothetical return of the lowest performing underlier

* assumes a contingent fixed return of 11.85% of the face amount per security ($118.50 per security).

If the ending price of the lowest performing underlying stock is less than its threshold price, you will be exposed on a leveraged basis to any decline in the price of the lowest performing underlying stock in excess of the buffer amount and will lose some, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated August 28, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated August 28, 2026
●
WFS Product Supplement No. 9 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Market measures (each referred to as an “underlying stock,” and collectively as the “underlying stocks”):	the Class A common stock of Meta Platforms, Inc. (formerly Facebook, Inc.) (current Bloomberg ticker: “META UW”) and the common stock of NVIDIA Corporation (current Bloomberg ticker: “NVDA UW”)
Pricing date:	expected to be August 31, 2026
Issue date:	expected to be September 3, 2026
Calculation day:	expected to be September 7, 2027
Stated maturity date:	expected to be September 10, 2027
Starting price:	with respect to an underlying stock, the stock closing price of such underlying stock on the pricing date
Ending price:	with respect to an underlying stock, the stock closing price of such underlying stock on the calculation day
Lowest performing underlying stock:	the underlying stock with the lowest underlying stock return
Underlying stock return:	ending price – starting price starting price
Contingent fixed return:	at least 11.85% of the face amount per security (at least $118.50 per security)
Threshold price:	with respect to an underlying stock, 70% of its starting price
Multiplier:	with respect to an underlying stock, its starting price divided by its threshold price, which is approximately 1.4286
Buffer amount:	30%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlying stock is greater than or equal to its threshold price: $1,000 plus the contingent fixed return; or
•
if the ending price of the lowest performing underlying stock is less than its threshold price:

$1,000 + [$1,000 × (underlying stock return of the lowest performing underlying stock + buffer amount) × multiplier]

Underwriting discount:

up to 2.325% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.325% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 1.75% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40058LKL3
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.20% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 9 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 9, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Stock Closing Price of the Underlying Stocks at Any Time Other Than the Calculation Day
▪
You May Lose Your Entire Investment in the Securities
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Stock
▪
A Lower Threshold Price May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlying Stock
▪
Your Securities Do Not Bear Interest
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock

▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.